Exhibit 99.1

FOR IMMEDIATE RELEASE	Media/Investor Contact:
Martha Lindeman
312-373-2430

PLAYBOY ENTERPRISES PROJECTS

SIGNIFICANT EPS INCREASE FOR 2006

2006 Revenues and Operating Income Also Expected to Increase;

Entertainment and Licensing Expected to Drive Profit Growth

CHICAGO, Monday, December 5, 2005 – Playboy Enterprises, Inc. (PEI) (NYSE:PLA, PLAA) today said that profit growth from the Entertainment and Licensing Groups will contribute to an expected 20 – 25% increase in 2006 earnings per share (EPS) compared to 2005 results, which included a $0.58 per share debt restructuring charge. The 2006 EPS projection includes an approximately $0.10 per share charge, as the company will begin expensing stock options as required. Revenues and operating income also are expected to increase in 2006 versus this year.

Speaking at the Credit Suisse First Boston Global Media Week Conference Christie Hefner, PEI chairman and chief executive officer, today said: “We anticipate continued profit gains in our high-margin, high-growth entertainment and licensing businesses. These increases will be fueled by new technologies, like video-on-demand and enhanced wireless networks that are expanding access to our content, and by globalization, which continues to open new markets to us. When combined with lower interest expense stemming from the debt restructuring that was completed earlier this year, the resulting profit growth is expected to more than offset a loss in Publishing and result in improved 2006 operating and net income.

“The true value of Playboy magazine lies in its ability to drive the popularity and appeal of the brand, which supports the continued expansion and profitable growth of our digital entertainment and licensing businesses. We have implemented a series of pricing and cost-control initiatives, which along with digital Playboy and continued international growth should more than offset what we know will be higher paper and postage prices,” Hefner said.

The company also reiterated its guidance for 2005, including a 25% increase in operating income for both the entertainment and licensing businesses and earnings per share of $0.54 to $0.59, which is nearly double the $0.30 per share recorded in 2004 and excludes the $0.58 debt extinguishment charge.

A live webcast of management’s presentation at the CSFB conference will be available at www.peiinvestor.com on Monday, December 5, 2005, beginning at 3:10 PM (EST).

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Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming globally via DVD and a network of Websites including Playboy.com, a leading men's lifestyle and entertainment Web site; and licenses the Playboy and Spice trademarks internationally for a range of consumer products and services.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video and online materials,
(b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
(c) substantive changes in postal regulations or rates which could increase our postage and distribution costs;
2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;
3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
4)

Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

5)	Our ability to protect our trademarks, copyrights and other intellectual property;
6)

Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;

7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
8)	Dilution from any potential issuance of common or convertible preferred stock or convertible debt in connection with financings or acquisition activities;
9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
10)	Competition in the television, men’s magazine, Internet and product licensing markets;
11)	Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
12)

Our television and Internet businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

13)	Risks associated with losing access to transponders and competition for transponders and channel space;
14)

The impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on splits with operators of these systems;

15)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions, joint ventures and/or licensing arrangements;
16)	Any charges or costs we incur in connection with restructuring measures we may take in the future;
17)	Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC joint venture partner;
18)	Increases in paper, postage or printing costs;
19)	Effects of the national consolidation of the single-copy magazine distribution system; and
20)	Risks associated with the viability of our primarily subscription- and e-commerce-based Internet model.